EXHIBIT 99.8

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, $.01 par value, of Cap Rock Energy Corporation, and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this??  14th day of December, 2005.

CAP ROCK ENERGY CORPORATION SHAREHOLDERS’ TRUST

By:	/s/ ALFRED J. SCHWARTZ
Name: Alfred J. Schwartz
Title: Trustee

By:	/s/ Newell Tate
Name: Newell Tate
Title: Trustee

Alfred J. Schwartz, Individually

/s/ ALFRED J. SCHWARTZ
Alfred J. Schwartz

Newell Tate, Individually

/s/ Newell Tate
Newell Tate